EXHIBIT 11

S.F. FISER & COMPANY

Certified Public Accountants

112 East Emma Avenue

Springdale, AR 27265

October 19, 2017

Mr. Steve Ragland, CFO

Stone Bancshares, Inc.

900 S. Shackleford, Suite 210

Little Rock, AR 72211

Steve,

Please accept this as our consent for the inclusion of: 1) our Report of Independent Auditors dated May 12, 2017, for Stone Bank’s December 31, 2016 and 2015, financial statements and accompanying notes, and, 2) our Report of Independent Auditors dated May 12, 2017 for Stone Bancshares, Inc.’s December 31, 2016, financial statements and accompanying notes, in the offering circular to be released by Stone Bancshares, Inc.

Sincerely,

S.F. Fiser & Company